THIS INTERNET INVESTOR RELATIONS AGREEMENT made as of the 1st day of March, 2001,

BETWEEN:

       BRAINTECH INC , a company subsisting  under the laws of
       -------------
       Nevada and having its head office at 113 - 980 West 1st
       Street, North Vancouver,  (British Columbia) Canada, V7P 3N4

       (the "Company")

AND:

       AGORA INTERNATIONAL ENTERPRISES CORP., a company
       -------------------------------------
       incorporated in the province of Ontario, majority owned by George Tsiolis and having an office at 155 East Beaver Creek Road, Unit #24, Suite #304, Richmond Hill (Ontario) Canada, L4B 2N1

       (the "Consultant")

WHEREAS:

A. The Company requires the services of a corporation capable of providing On-line Investor Communications and Surveillance services (collectively, the "Services"); and

B. The Consultant is ready, willing and able to provide the Services on the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the mutual covenants contained herein and the sum of $10.00 paid by each party to the other (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree each with the other as follows:

1.     CONSULTING SERVICES
       -------------------

1.1 Subject to the approval of any governing regulatory authority, if required, the Company shall retain the Consultant to provide the Services, the particulars of which are set out in section 4 of this Agreement, and the Consultant shall provide the Services on the terms and conditions of this Agreement.

1.2 The Consultant shall have no right or authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever, except to the extent specifically provided for herein or specifically authorized in writing by the Company.

2.     TERM
       ----

2.1 The term of this Agreement shall begin on the 1st day of March, 2001 and, unless sooner terminated as provided for in section 7 of this Agreement, shall terminate on the 31st day of August, 2001.

2.2 This Agreement will automatically renew for a further six months until the 28th day of February, 2002 under the same terms and conditions as herein setout unless the Company provides written notice of termination of the Agreement 30 days prior to August 31, 2001.

3.     COMPENSATION
       ------------

3.1(a) As partial compensation for all Services to be provided to the Company by the Consultant, the Company shall pay to the Consultant, on the 1st day of the term and thereafter on each and every quarterly anniversary during the term of this Agreement, the sum of $CDN 6,000.00 per quarter. This quarterly amount represents monthly compensation of $CDN 2,000.00.

       For further clarity, the schedule of payments are as follows:

       March 1, 2001             $CDN 6,000.00
       June 1, 2001              $CDN 6,000.00

3.1(b) If the term of this agreement is automatically renewed pursuant to section 2.2, the continued schedule of payments will be as follows:

       September 1, 2001         $CDN 6,000.00
       December 1, 2001          $CDN 6,000.00

3.2 As the final component of compensation, the Company and the Consultant shall enter into an agreement in which the Consultant will have the option to purchase 50,000 shares in the Company and vesting over a two year term. The stock option agreement will be formalized in a separate agreement. The monthly fee, as well as, the stock option agreement shall constitute full compensation for the Consultant.

3.3 The Consultant shall absorb all expenses incurred in providing Services to the Company pursuant to this Agreement.

4.     SERVICES TO BE PROVIDED
       -----------------------

4.1 In consideration of the compensation payable to the Consultant pursuant to section 3, the Consultant agrees, at its expense, to effect communications between the Company and its on-line shareholder base or prospective investors. Those duties include but are not limited to: Regularly scheduled interviews with Braintech management and personnel; Q&A sessions to satisfy outstanding shareholder issues, questions and concerns; coordination of live shareholder meetings in various cities around North America, surveillance and rapid response to emergencies that threaten to destabilize the Company's share price or investor confidence. In particular, the Consultant will effect such communications primarily through its on-line discussion forum at www.leaderforums.com.
                           ---------------------

4.2 In performing the Services under this Agreement, the Consultant shall comply with all applicable corporate, securities and other laws, rules, regulations, notices and policies, including those of any applicable Stock Exchange, and, in particular, the Consultant shall not:

       (a) release any financial or other information or data about the Company, which has not been generally released or promulgated, without the prior approval of the Company;

       (b) conduct any meetings or communicate with financial analysts without informing the Company in advance of the proposed meeting and the format or agenda of such meeting;

       (c) release any information or data about the Company to any selected or limited person, entity, or group if the Consultant is aware or ought to be aware that such information or data has not been generally released or promulgated; and

       (d) after notice by the Company of filing materials for a proposed public offering of securities of the Company, and during any period of restriction on publicity, the Consultant shall not engage in any public relations efforts not in the normal course without the prior approval of counsel for the Company and of counsel for the underwriter(s), if any.

5.     DUTIES OF COMPANY
       -----------------

5.1 The Company shall supply the Consultant, on a regular and timely basis, with all approved data and information about the Company, its management, products and operations, and the Company shall be responsible for advising the Consultant of any facts which would affect the accuracy of any prior data or information previously supplied to the Consultant. The Company will make its best efforts to make officers and executives available for interviews and Q&A sessions. The Company will use its best efforts to respond to reasonable questions put forth by shareholders and the on-line investment community.

5.2 The Company shall contemporaneously notify the Consultant if any information or data being supplied to the Consultant has not been generally released or promulgated.

5.3 The Company shall issue a press release, to be approved by the Consultant, announcing the agreement.

6.     REPRESENTATIONS AND WARRANTIES
       ------------------------------

6.1 The Consultant represents and warrants to, and covenants with, the Company as follows:

       (a) the Consultant and its agents, employees and consultants, will comply with all applicable corporate and securities laws and other laws, rules, regulations, notices and policies, including those of any applicable Stock Exchange;

       (b) the Consultant will, and will cause its employees, agents and consultants to, act at all times in the best interests of the Company; and

       (c) the Consultant has not been subject to any sanctions or administrative proceedings by any securities regulatory authority.

7.     TERMINATION
       -----------

7.1 In the event the Consultant breaches any term of this Agreement, the Company may immediately terminate this Agreement with "cause".

7.2 In the event of termination by the Company pursuant to paragraph 7.1, all amounts otherwise payable to the Consultant pursuant to the terms of section 3 shall cease and terminate, and the Consultant will return all material provided by the Company.

7.3 In the event the Company breaches any term of this Agreement, the Consultant may immediately terminate this Agreement.

7.4 In the event of termination by the Consultant pursuant to paragraph 7.3, or termination of this agreement by the Company without cause, all amounts otherwise payable to the Consultant for the remaining and complete term of this agreement, pursuant to the terms of Section 3, shall become immediately due and payable and the Consultant will return all material provided by the Company. In addition, all stock options granted pursuant to the terms of Section 3 shall not be effected.

8.     NOTICE
       ------

8.1 Any notice, commitment, election or communication required to be given hereunder by either party to the other party, in any capacity shall be deemed to have been well and sufficiently given if facsimilied or delivered to the address of the other party as set forth on page one of this Agreement, or as later amended by either party from time to time in writing.

8.2 Any such notice, commitment, election or other communication shall be deemed to have been received on the third business day following the date of delivery.

9.     GENERAL
       -------

9.1    All references to currency herein are to currency of Canada.

9.2 The rights and interests of the parties under this Agreement are not assignable.

9.3    Time is of the essence of this Agreement.

9.4 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, personal representatives, heirs and assigns.

9.5 If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

9.6 The heading and section numbers appearing in this Agreement or any schedule hereto are inserted for convenience of reference only and shall not in any way affect the construction or interpretation of this Agreement.

9.7 This Agreement shall be construed and enforced in accordance with, and the rights of the parties to this Agreement shall be governed by, the laws of Ontario and each of the parties hereby irrevocably attorn to the jurisdiction of the courts of Ontario.

9.8 The Consultant is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholdings therefrom and taxes thereon. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties.

9.9 This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

9.10 The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement.

9.11 This Agreement may be executed in as many counterparts as may be necessary and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the date as of the day and year first above written.


IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

BRAINTECH INC.

per:


*Edward White*
---------------------------------------
Edward White, Chief Financial Officer


AGORA INTERNET RELATIONS CORP.

per:


*George Tsiolis*
---------------------------------------
George Tsiolis, President